Exhibit 5.3

June 23, 2017

Reference: 88902/37

TransCanada Corporation

450 — 1st Street S.W.

Calgary, Alberta, Canada

T2P 5H1

Re: TransCanada Corporation (the “Corporation”)

Dear Ladies and Gentlemen:

We hereby consent to the references to this firm under the captions “Enforceability of Civil Liabilities”, “Legal Matters”, “Interest of Experts” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-218711) of the Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,

(signed) “Blake, Cassels & Graydon LLP”

Blake, Cassels & Graydon LLP